EXHIBIT 10.0

                              MANAGEMENT AGREEMENT

     Training Together, Inc. (the "company") and The Personal Trainer LLC (the "master franchisee" for the state of Florida for the Fitness For Life Corporation franchise system), and Thomas Vickers, Jr. and John Woolford individually, agree as follows, as of August 23, 2001:

     1. Starting when at least 300,000 shares of the company's common stock have been sold in the public offering by the company under Regulation A of the Securities Act of 1933, the company will pay Thomas Vickers, Jr. and John Woolford a total of $1,500 per month per location to set up and operate the company's training studios in Florida, and recruit and supervise trainers for those studios. Each of Mr. Vickers, Jr., and Mr. Woolford, must devote 40 hours of time per calendar month minimum to provide these services to the company. Mr. Vickers, Jr., and Mr. Woolford, each will be the initial trainers for customers at the company's locations. These payments will start when a lease has been signed for a Florida location.

     2. In addition, Mr. Vickers, Jr. and Mr. Woolford may provide personal training services to the company's customers at the company's locations, as personal trainers, and the company will pay Mr. Vickers, Jr. and Mr. Woolford for such services provided, in addition to amounts paid under paragraph 1. However, such persons will be entitled to be paid for trainer work only in excess of the trainer work at the company's locations by the two individuals which generates at least $1,500 per month in customer fees for the company, from all locations. Mr. Vickers, Jr. and Mr. Woolford agree that the initial $1,500 of personal trainer work for customers is covered by the monthly fee under paragraph 1. Mr. Vickers, Jr. and Mr. Woolford will have no rights to work as personal trainers at any locations the company may own outside Florida

     3. In addition, the company will pay the master franchisee 20% of the company's quarterly net profits from operations of locations in Florida. "Net profits" means gross receipts from the company's Florida locations, less all operating and administrative expenses (including the payments under paragraph 1, and general corporate expenses). Expenses will be prorated as necessary if the company has locations outside Florida. If the master franchisee hires personnel (in addition to Mr. Vickers and Mr. Woolford) to supervise operations at company locations in Florida, the 20% of quarterly net profits payments under this paragraph 3 will not be increased.

     4. The term of this management agreement is month-to-month and may be terminated by the company or by the master franchisee on 30 days' notice.

          Training Together, Inc.           The Personal Trainer, LLC


          By:  /s/   David C.  Olson        By:    /s/   Thomas Vickers, Jr.
              -------------------------         --------------------------------
                David C. Olson, CEO             Thomas Vickers, Jr., Manager


            /s/   Thomas Vickers, Jr.       By:    /s/   John Woolford
          -----------------------------         --------------------------------
          Thomas Vickers, Jr.,                  John Woolford
          Individually

             /s/   John Woolford
          -----------------------------
          John Woolford, Individually


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